Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No 333-203108 on Form S-3 of Caesars Acquisition Company of our report dated March 16, 2015, relating to the combined and consolidated financial statements of Caesars Growth Partners, LLC (“CGP LLC”) (which report expressed an unqualified opinion and included explanatory paragraphs relating to (1) CGP LLC being a defendant in litigation and other Noteholder Disputes relating to certain transactions with related parties and (2) the recast of the financial statements of CGP LLC for the results of acquisition of entities under common control in May 2014) appearing in the Annual Report on Form 10-K of Caesars Acquisition Company for the period ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

September 8, 2015